UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 7, 2018 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)
Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2018, the Compensation Committee (the "Committee") of the Board of Directors ("Board") of Heska Corporation (the "Company") authorized the issuance of an aggregate of 118,500 shares of performance-based restricted common stock and stock options to acquire 120,000 shares of common stock under the Company's Amended and Restated 1997 Stock Incentive Plan (the "Plan") to the Company’s Executive Officers, including 12,000 shares of performance-based restricted common stock and stock options to acquire 30,000 shares of common stock under the Plan to Kevin S. Wilson, the Company’s Chief Executive Officer and President. The aggregate of 118,500 performance-based restricted common stock includes (i) 39,042 restricted common shares (the "Revenue-based Shares") with vesting tied to minimum service conditions described below and the achievement of four different annual revenue targets increasing in $30 million increments from $170 million to $260 million, (ii) 33,279 restricted common shares (the "Income-based Shares") with vesting tied to the achievement of three different annual operating income targets increasing in $5 million increments from $25 million to $35 million, (iii) 26,205 restricted common shares (the "S&P-based Shares") with vesting tied to the Company's common stock closing price outperforming the S&P 500 Index over either a two or four year time period, and (iv) 19,974 restricted common shares (the "Stock Price-based Shares") with vesting tied to minimum service conditions described below and the achievement of three increasing 20-day average closing common stock price levels of approximately 25%, 45% and 75%. Approximately 75% of the Revenue-based Shares have a minimum service condition through the date in each fiscal year that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year (the "Reporting Date") in 2022 and approximately 25% of the Revenue-based Shares have a minimum service condition through the Reporting Date in 2021. Approximately one-third of the Stock Price-based Shares have a minimum service condition through March 7, 2020, March 7, 2021 and March 7, 2022, respectively. S&P-based Shares are to be forfeited if not achieved at the end of the specified time period, Revenue-based Shares and Operating Income-based Shares are to be forfeited if the corresponding performance condition is not met by the Reporting Date in 2025 and Stock Price-based Shares are to be forfeited if the corresponding stock price is not achieved by March 31, 2025. The stock options are to vest in three approximately equal annual tranches, and were issued with an exercise price per share of $69.77. The shares of common stock subject to the foregoing awards are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement, and the awards are subject to accelerated vesting in the event of a termination without cause or a resignation for good reason or in the event of a change in control of the company, in each case as described in the restricted stock grant agreement and option award agreement.
On March 7, 2018, the Committee agreed to an amendment to the employment agreement of Steven M. Eyl, the Company's Executive Vice President, Global Sales and Marketing, as a condition to his receiving the foregoing equity grants, to eliminate his contractual right to participate each year in the Company's Management Incentive Plan (the "MIP"), or other bonus programs established by the Committee, at an agreed target percentage of not less than 35% of his then effective base salary. To the extent that Mr. Eyl participates in any such bonus program in future periods, his target percentage of base salary shall be determined in the discretion of the Committee. No other changes were to be made to Mr. Eyl's employment agreement, which otherwise remains in full force and effect.
The Company also on March 7, 2018, agreed to a new employment agreement with Mr. Wilson, the Company's Chief Executive Officer and President, which superseded and terminated Mr. Wilson's existing employment agreement that was set to expire by its terms on March 26, 2018. Under the new employment agreement, Mr. Wilson's employment term is to expire on December 31, 2021, he is to continue to serve as the Company's Chief Executive Officer and President at an annual base salary of $600,000, and the Board has agreed during the term of the agreement to nominate Mr. Wilson for election to the Board at each stockholder meeting when Mr. Wilson is up for election, which next such election is expected in 2020. Mr. Wilson remains eligible to participate in the Company's MIP, or such other bonus programs as established by the Committee, at a target bonus of 20% of his base salary then in effect. Pursuant to the agreement, the Company granted to Mr. Wilson the 12,000 S&P-based Shares and the stock option to purchase 30,000 shares of common stock included in the share numbers above. In addition, under the agreement, at its 2018 annual meeting of stockholders, the Company is to propose for approval by its stockholders an additional 250,000 shares of the Company's common stock to be authorized for issuance under the Plan (the "Share Increase"). If the Share Increase is approved, the Company is to grant to Mr. Wilson 33,000 Revenue-based Shares (the "Conditional Grant"), which shares shall vest in tranches of 8,250 shares and are subject to the other terms and conditions of the Revenue-based Shares as described above. If the Share Increase is not approved at the 2018 annual meeting of stockholders, the Company is to propose for approval by its stockholders additional shares of Company common stock to be authorized for issuance under the Plan sufficient to provide for the Conditional Grant at each subsequent annual meeting of stockholders through 2024. Mr. Wilson is to devote all of his business efforts and time as well as other such attention, skills, time and business efforts to the Company as are necessary to responsibly act as Chief Executive Officer and President; provided, however, that Mr. Wilson may perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC, and Cuattro Medical, LLC, as long as such services do not adversely affect Mr. Wilson's obligations to the Company. Under the agreement, Mr. Wilson is also eligible to participate in the benefit programs, such as the Company's 401(k) plan, generally available to the Company's executive officers. Should Mr. Wilson resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Mr. Wilson's death or disability, (i) he is to be entitled to a payment of an amount equal to 12 months of base salary, and (ii) all vesting of outstanding equity awards will terminate immediately, provided that if his employment is terminated (A) at least one year following a grant date due to death or disability, any remaining unvested equity awards will vest, and (B) if within one year after any such termination without cause or for good reason the Company achieves one or more of the performance criteria for vesting, then any equity awards that would otherwise have vested by virtue of the achievement shall be deemed to vest on the applicable vesting date as if such employment had not terminated. Should Mr. Wilson resign for good reason or be terminated without cause in connection with a change of control of the Company, he is to be entitled to (i) a payment of an amount equal to 12 months of base salary, and (ii) the vesting of all then unvested equity awards. As described above, the shares of common stock subject to the equity awards issued pursuant to the employment agreement are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement. The agreement also provides for a 12 month noncompetition and non-solicitation period following termination of employment.
Also on March 7, 2018, the Company agreed to offer an employment agreement to Catherine Grassman, the Company's Vice President, Chief Accounting Officer and Controller, and the Company's principal financial and accounting officer for Securities and Exchange Commission (the "Commission") reporting purposes. Under the employment agreement, Ms. Grassman's initial employment term is thirty-six months from the effective date, with automatic one year extensions after the original expiration date in the absence of notice to the contrary at least 120 days prior to expiration. Ms. Grassman is to continue to serve as the Company's Vice President, Chief Accounting Officer and Controller at an annual base salary of $210,000, and she is eligible to participate in the Company's MIP. Ms. Grassman is to devote all of her full attention, skills, time and business efforts to the Company. Under the agreement, she is also eligible to participate in the benefits offered to other executives of the Company. Should Ms. Grassman resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Ms. Grassman's death or disability, she is to be entitled to a payment of an amount equal to 6 months of base salary. Should Ms. Grassman resign for good reason or be terminated without cause in connection with a change of control of the Company, she is to be entitled to a payment of an amount equal to 12 months of base salary. The agreement also provides for a 12 month noncompetition and a 24 month non-solicitation period following termination of employment.

The foregoing summaries are qualified in their entirety by reference to the full terms of the respective agreements, which are expected to be filed by the Company with the Commission with the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2018. Interested parties are urged to read the agreements in their entirety when they become available because they contain important information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation
Dated: March 13, 2018
By: /s/ Jason A. Napolitano Jason A. Napolitano Chief Operating Officer, Chief Strategist and Secretary